PROSPECTUS SUPPLEMENT DATED NOVEMBER 10, 1999   Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated October 1, 1999)                     SEC File No. 333-84661



                                  $100,000,000

                                  ITC/\DeltaCom
                 4 1/2% Convertible Subordinated Notes Due 2006

   This prospectus supplement relates to resales by the holders of ITC/\DeltaCom, Inc.'s 4 1/2% Convertible Subordinated Notes due 2006 and the shares of ITC/\DeltaCom's common stock, par value $.01 per share, issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated October 1, 1999, which is to be delivered with this prospectus supplement.

   The information appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information included in the table below. Information in the table is as of September 30, 1999, except as otherwise indicated:

                             Principal
                             Amount of
                               Notes      Principal
                            Beneficially  Amount of      Common
                            Owned Prior     Notes     Stock Owned     Common
                               to the      Offered    Prior to the Stock Offered
           Name               Offering      Hereby    Offering(1)    Hereby(2)
           ----             ------------ ------------ ------------ -------------
Bear Stearns & Co.........  $  1,375,000 $  1,375,000     51,556        51,556
White River Securities
 LLC......................  $  1,375,000 $  1,375,000     51,556        51,556
JMG Convertible
 Investments, L.P.........  $  1,250,000 $  1,250,000     46,869        46,869
Triton Capital
 Investments, Ltd.........  $  5,250,000 $  5,250,000    196,850       196,850
Greyhound Lines...........  $    100,000 $    100,000      3,749         3,749
LDG Limited...............  $    150,000 $    150,000      5,624         5,624
TQA Leverage Fund, L.P....  $    500,000 $    500,000     18,747        18,747
TQA Vantage Fund, Ltd.....  $  1,000,000 $  1,000,000     37,495        37,495
TQA Vantage Plus Fund,
 Ltd......................  $    350,000 $    350,000     13,123        13,123
BankAmerica Pension Plan..  $  1,000,000 $  1,000,000     37,495        37,495
Duckbill & Co.............  $  1,500,000 $  1,500,000     56,242        56,242
Employee Benefit
 Convertible Securities
 Fund.....................  $    225,000 $    225,000      8,436         8,436
Nations Capital Income
 Fund.....................  $  3,550,000 $  3,550,000    133,108       133,108
Pacific Innovations Trust
 Capital Income Fund......  $    225,000 $    225,000      8,436         8,436
Forest Global Convertible
 Fund Series A-5..........  $  6,850,000 $  6,850,000    256,842       256,842
Sylvan IMA Ltd. c/o Forest
 Investment Management
 LLC......................  $    750,000 $    750,000     28,121        28,121
Forest Performance Fund...  $    135,000 $    135,000      5,061         5,061
Forest Alternative
 Strategies Fund II LP
 Series A 5 M.............  $    100,000 $    100,000      3,749         3,749
Forest Alternative
 Strategies Fund II LP
 Series A 5 I.............  $    260,000 $    260,000      9,748         9,748
Forest Fulcrum Fund LP....  $  3,720,000 $  3,720,000    139,482       139,482
Morgan Stanley Dean
 Witter(3)(6).............  $ 12,250,000 $ 12,250,000    459,317       459,317
Bankers Trust, Trustee for
 Chrysler Corp. Emp #1
 Pension Plan dated
 4/1/89(6)................  $  1,439,000 $  1,439,000     53,955        53,955
Chase Manhattan N.A.,
 Trustee for IBM
 Retirement Plan dated
 12/18/45(6)..............  $  1,957,000 $  1,957,000     73,378        73,378
State Street Bank,
 Custodian for GE Pension
 Trust(6).................  $    762,000 $    762,000     28,571        28,571
Franklin & Marshall
 College(6)...............  $    110,000 $    110,000      4,124         4,124
Penn Treaty Network
 America Insurance
 Company(6)...............  $     96,000 $     96,000      3,599         3,599
Value Line Convertible
 Fund, Inc................  $    500,000 $    500,000     18,747        18,747
Alexandra Global
 Investment Fund I Ltd....  $  3,000,000 $  3,000,000    112,485       112,485
Partner Reinsurance
 Company, Ltd.............  $    350,000 $    350,000     13,123        13,123
LLT Limited...............  $    180,000 $    180,000      6,749         6,749
Conseco Senior Health
 Insurance Company--
 Convertible..............  $    625,000 $    625,000     23,434        23,434
Conseco Health Insurance
 Company--Convertible.....  $    625,000 $    625,000     23,434        23,434
Conseco Funds Group--
 Convertible..............  $  1,000,000 $  1,000,000     37,495        37,495
RS Midcap Opportunities
 Fund.....................  $  1,000,000 $  1,000,000     37,495        37,495

                           Principal
                           Amount of
                             Notes      Principal
                          Beneficially  Amount of      Common
                          Owned Prior     Notes     Stock Owned       Common
                             to the      Offered    Prior to the   Stock Offered
          Name              Offering      Hereby    Offering(1)      Hereby(2)
          ----            ------------ ------------ ------------   -------------
BNP Arbitrage SNC.......  $  3,000,000 $  3,000,000    112,485         112,485
Highbridge International
 LLC....................  $  6,255,000 $  6,255,000    234,533         234,533
AFTRA Health Fund.......  $    250,000 $    250,000      9,373           9,373
Mainstay Convertible
 Fund...................  $  3,000,000 $  3,000,000    112,485         112,485
Coditec International
 Ltd. E (VBL)...........  $     50,000 $     50,000      1,874           1,874
Faria Fund Ltd..........  $     50,000 $     50,000      1,874           1,874
Federated Utility Fund,
 Inc....................  $  7,700,000 $  7,700,000    288,713         288,713
Federated Insurance
 Series, on behalf of
 its Federated Utility
 Fund II................  $    850,000 $    850,000     31,871          31,871
SunAmerica Series Trust,
 on behalf of its
 Federated Utility
 Portfolio..............  $    470,000 $    470,000     17,622          17,622
California Public
 Employees Retirement
 System.................  $  2,000,000 $  2,000,000     74,990          74,990
New York Life Insurance
 & Annuity
 Corporation(6).........  $  1,750,000 $  1,750,000     65,616          65,616
New York Life Insurance
 Company(6).............  $  4,000,000 $  4,000,000    149,981         149,981
First Mercury Insurance
 Company--Total Return..  $     20,000 $     20,000        749             749
Century National
 Insurance Company......  $    300,000 $    300,000     11,248          11,248
Nalco Chemical Company..  $    250,000 $    250,000      9,373           9,373
State of Oregon Equity..  $  5,325,000 $  5,325,000    199,662         199,662
Delaware PERS...........  $  1,400,000 $  1,400,000     52,493          52,493
ICI American Holdings
 Trust..................  $    600,000 $    600,000     22,497          22,497
Zeneca Holdings Trust...  $    600,000 $    600,000     22,497          22,497
Pacific Life Insurance
 Company................  $  1,000,000 $  1,000,000     37,495          37,495
Pitney Bowes Retirement
 Fund...................  $  2,000,000 $  2,000,000     74,990          74,990
Sage Capital............  $  1,300,000 $  1,300,000     48,743          48,743
Deutsche Bank Securities
 Inc(7).................  $  3,500,000 $  3,500,000    131,233         131,233
                          ------------ ------------  ---------       ---------
 Subtotal(8)............  $ 99,229,000 $ 99,229,000  3,720,622       3,720,622
Any other holder of
 notes or future
 transferee from any
 such holder(4)(8)......  $    771,000 $    771,000     28,908(5)       28,908(5)
                          ------------ ------------  ---------       ---------
 Total..................  $100,000,000 $100,000,000  3,749,531       3,749,531
                          ============ ============  =========       =========

--------
(1) Comprises the shares of common stock owned by each selling holder prior to the offering, including the shares of common stock into which the notes held by the selling holder are convertible at the initial conversion rate of $26.67 per share, excluding fractional shares. Fractional shares will not be issued upon conversion of the notes; rather, cash will be paid in lieu of fractional shares, if any. The conversion price and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under specified circumstances, which are described in more detail under "Description of Notes--Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.
(2) Assumes conversion into common stock of the full amount of notes held by the selling holder at the initial conversion rate of $26.67 per share and the offering of those shares by the selling holder pursuant to this prospectus. The conversion price and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under specified circumstances which are described in more detail under "Description of Notes--Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes; rather, cash will be paid in lieu of fractional shares, if any. The selling holders may offer and sell pursuant to the prospectus, their notes, the shares of common stock into which the notes are convertible, or both.
(3) Morgan Stanley & Co. Incorporated acted as a placement agent in connection with the offer and sale of the notes in May 1999 and as lead underwriter in the May 1999 public offering and sale of 5.25 million shares of ITC/\DeltaCom's common stock. In addition, Morgan Stanley & Co. Incorporated acted as a placement agent in connection with the offer and sale of our 11% Senior Notes in November 1997, our 8 7/8% Senior Notes in March 1998 and our 9 3/4% Senior Notes in November 1998.
(4) Information concerning other selling holders of notes will be set forth in prospectus supplements from time to time, as required. No holder may offer notes pursuant to this prospectus until such holder is included as a selling holder in a supplement to this prospectus in accordance with the registration rights agreement.
(5) Assumes that any other holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $26.67 per share.
(6) Information with respect to this selling holder is as of October 5, 1999.
(7) Information with respect to this selling holder is as of November 2, 1999.
(8) Reflects information as of September 30, 1999, except with respect to those selling holders for which the information included in the table is as of October 5, 1999 or November 2, 1999. See footnotes (6) and (7).